Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “IDEAYA BIOSCIENCES, INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JANUARY, A.D. 2018, AT 12:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5762465 8100 SR# 20180588843	Authentication: 202058807 Date: 01-30-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:30 PM 01/30/2018 FILED 12:30 PM 01/30/2018 SR 20180588843 - File Number 5762465

IDEAYA BIOSCIENCES, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Ideaya Biosciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Ideaya Biosciences, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 11, 2015.

SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 30th day of January, 2018.

IDEAYA BIOSCIENCES, INC.

By:	/s/ Yujiro Hata
Yujiro Hata, President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IDEAYA BIOSCIENCES, INC.

FIRST

The name of this corporation is Ideaya Biosciences, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of this Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH

A. The aggregate number of shares that the Company shall have authority to issue is 284,343,205, divided into 160,000,000 shares of common stock each with the par value of $0.0001 per share (the “Common Stock”), and 124,343,205 shares of Preferred Stock each with the par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series. The first series of Preferred Stock shall be denominated the “Series A Preferred” and shall consist of 59,433,105 shares. The second series of Preferred Stock shall be denominated the “Series B Preferred” and shall consist of 64,910,100 shares.

B. The rights, preferences, privileges, restrictions, terms and other provisions of the Preferred Stock and Common Stock are as follows:

1. Dividends.

(a) Treatment of Preferred Stock. The holders of Preferred Stock shall be entitled to receive annual dividends payable out of any assets at the time legally available therefor, when, as and if declared by the Company’s Board of Directors (the “Board of Directors”), prior and in preference to the Common Stock, at the rate of $0.0635 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to such shares) per year on each outstanding share of Series A Preferred and $0.1036 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to such shares) per year on each outstanding share of Series B Preferred. All dividends to holders of Preferred Stock shall be paid on a pari passu basis in accordance with the rates set forth above. No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until the aforementioned dividend is paid on each outstanding share of Preferred Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends on the Preferred Stock shall be noncumulative.

(b) Treatment of Common Stock. If, after dividends in the full preferential amounts specified in Section 1(a) for the Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and contemporaneously with the declaration of such dividend, the Company shall declare a ratable dividend on each share of Preferred Stock, on a pari passu basis, in an amount equal to the product of (i) the amount of the dividend payable in respect of one share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with Section 1(a) and this Section 1(b).

(c) Distribution. “Distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Board of Directors) for cash or property.

(d) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal, which agreements were authorized by the Board of Directors.

2. Liquidation Rights.

(a) Distribution of Assets on Liquidation. In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share equal to, for each share of Preferred Stock then held by them, the Original Issue Price (as defined below) for the applicable series of Preferred Stock plus all declared and unpaid dividends on such share, if any (the “Liquidation Preference”). If upon the Liquidation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full

Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a). As used in this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean, with respect to the Series A Preferred, $0.7938 per share for each outstanding share of Series A Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred) and, with respect to the Series B Preferred, $1.2945 per share for each outstanding share of Series B Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred).

(b) Remaining Assets. In the event of any Liquidation, either voluntary or involuntary, after payment to the holders of Preferred Stock of the full preferential amounts required by Section 2(a), any remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and the Common Stock in proportion to the number of shares of Common Stock (with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then-applicable conversion rate) held by each such holder; provided that if, in connection with such Liquidation, the holders of shares of a series of Preferred Stock had converted such shares into shares of Common Stock pursuant to the terms hereof and such holders would have received at least 300% of the Original Issue Price of the applicable series of Preferred Stock in respect of the liquidating distribution on each share of Common Stock issued upon conversion thereof (for the avoidance of doubt, inclusive of the Liquidation Preference applicable to such series of Preferred Stock), then the holders of shares of such series of Preferred Stock shall not be entitled to receive any further participating distribution of the Company’s assets under this Section 2(b); provided, further, however, that notwithstanding the foregoing, nothing set forth herein shall prohibit or restrict the holders of Preferred Stock from converting such shares of Preferred Stock into Common Stock in connection with such Liquidation.

(c) Allocation of Escrow and Other Contingent Consideration. In the event of a Liquidation, if any portion of the consideration payable to the Company or the stockholders of the Company is placed into escrow and/or is payable to the Company or the stockholders of the Company subject to contingencies (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks), the definitive agreement with respect to such Liquidation shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the stockholders of the Company in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies (the “Additional Consideration”) shall be allocated among the stockholders of the Company in accordance with Sections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(d) Shares Not Treated as Both Preferred Stock and Common Stock in Any Liquidation. Notwithstanding Sections 2(a), 2(b) and 2(c) above, solely for purposes of determining the amount that each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation, each such holder shall be treated as if such holder had converted such holder’s shares of Preferred Stock into shares of Common Stock (regardless of whether such holder actually converted such holder’s shares of Preferred Stock into shares of Common Stock) at such time that, as a result of an actual conversion of any series of Preferred Stock, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder had not converted such Preferred Stock into shares of Common Stock. If the holder is treated as if such holder had converted shares of a particular series of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution pursuant to Section 2(a) that would otherwise be made to holders of such series of Preferred Stock.

(e) Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the merger, acquisition or consolidation of the Company by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed a Liquidation unless the Company’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction; (iii) any transaction or series of related transactions in which more than fifty percent (50%) of the Company’s voting power is transferred; or (iv) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company); provided that a Liquidation shall not include (x) a merger effected exclusively for the purpose of changing the domicile of the Company or (y) any transaction or series of related transactions principally for bona fide equity financing purposes in which the Company is the surviving corporation. An “Acquisition” shall be deemed to be occasioned by, or to include, the events described in subsections (ii)-(iv) above.

(f) Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Company or its stockholders are other than cash, subject to Section 2(c), its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

3. Conversion. The Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into that number of fully-paid and non-assessable shares of Common Stock that is equal to the applicable Original Issue Price for such series divided by the applicable Conversion Price (as hereinafter defined) for such series. The “Conversion Price” per share for each series of Preferred Stock shall initially be the Original Issue Price applicable to such series, and shall be subject to adjustment as provided herein.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price applicable for such share immediately upon (1) the written consent of the holders of at least 65% of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Required Holders”), or (2) the consummation of an underwritten initial public offering of Common Stock pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-l (as defined in the Securities Act) or any successor form, provided, however, that (y) the aggregate gross proceeds to the Company in such offering are not less than $50,000,000 (before deduction of underwriters’ discounts and commissions) and (z) after which the Common Stock is listed on a United States national securities exchange (such offering described in clause (2), a “Qualified IPO”).

(c) [Reserved.]

(d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificate(s) therefor, such holder shall surrender the Preferred Stock certificate(s), duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of a conversion pursuant to Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificate(s), issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a Liquidation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering or the Liquidation, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities or such Liquidation.

All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only for the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon and any cash in respect of any fractional share. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 3. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(e) Adjustments for Subdivisions or Combinations of Common. After the time of effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the Effective Time, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Reclassification, Exchange and Substitution. After the Effective Time, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of securities, whether by capital reorganization, reclassification or otherwise (other than (x) a subdivision or combination of shares provided for above or (y) an Acquisition constituting a Liquidation), concurrently with the effectiveness of such reorganization, reclassification or other event, the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of securities equivalent to the number of such shares or securities that would have been received by the holder of a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such capital reorganization, reclassification or other event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization, reclassification or other event to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number and type of shares or other securities issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Effective Time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(h) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Effective Time shall make or issue, or fix a record date for the determination of holders of capital stock of the Company entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3(g) do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(i) Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time after the Effective Time, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a reorganization, merger or consolidation of the Company with or into another entity, or the sale of all or substantially all of the Company’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section 3 or a transaction subject to Section 2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the then-outstanding Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor entity resulting from such merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled to receive upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights and interests of the holders of the then-outstanding Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(j) Adjustments for Dilutive Issuances.

(i) After the Effective Time, if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (iii) below, deemed to be issued) for a consideration per share less than an applicable Conversion Price in effect immediately prior to such issue or sale (a “Prior CP”), then immediately upon such issue or sale such applicable Conversion Price shall be reduced to a price (calculated to the nearest tenth of a cent) determined by multiplying the applicable Prior CP by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (as defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Prior CP (the “New Investment Shares”), and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold (or deemed to be issued or sold) (the “New Shares”). “Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all shares of Common Stock issuable upon exercise, conversion or exchange of all Convertible Securities (as defined below) then-outstanding. This equation is reflected in the following formula:

New CP = Prior CP x (Calculated Securities + New Investment Shares)

(Calculated Securities + New Shares)

(ii) For the purposes of paragraph (i) above, none of the following issuances (or deemed issuances) shall be considered the issuance (or deemed issuance) or sale of Common Stock and no reduction of the Conversion Price shall be made as a result thereof (together, the “Exempted Securities”):

(A) The issuance of Common Stock upon the conversion of any Convertible Securities outstanding as of the Effective Time or issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated on or about the Effective Time, by and among the Company and the purchasers party thereto (the “Purchase Agreement”), including, without limitation, the Common Stock issued in the event of a conversion of Preferred Stock pursuant to Section 3. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, convertible preferred stock, warrants or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(B) The issuance of Convertible Securities or shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 3(g) or Section 3(h) above and shares of Common Stock issued or deemed issued as a dividend or Distribution on Preferred Stock.

(C) The issuance of shares of Common Stock and/or options, warrants or rights to purchase Common Stock and the Common Stock issued pursuant to such options, warrants or other rights to employees, consultants, officers or directors pursuant to any stock plans, equity incentive plans, restricted stock plans or other similar arrangements designated and approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors (as defined below).

(D) The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, landlords, brokers or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors.

(E) The issuance of shares of Common Stock or Convertible Securities in connection with bona fide acquisitions, mergers, business combinations or similar transactions, the terms of which are approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors.

(F) The issuance of any Series B Preferred sold at or after the Effective Time pursuant to the Purchase Agreement.

(G) Shares of Common Stock issued or issuable pursuant to a Qualified IPO.

(H) The issuance of shares of Common Stock or Convertible Securities to an entity in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar agreements or strategic partnerships or transactions, the principal purpose of which the Board of Directors has determined is other than the raising of capital through the sale of equity securities of the Company and which terms are approved by the Board of Directors, including the approval of a majority of the then-serving Preferred Directors.

(I) The issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities issued in accordance with this subsection (ii).

(iii) For the purposes of paragraph (i) above, the following subparagraphs (A) to (E), inclusive, shall also be applicable:

(A) In case at any time the Company shall grant any warrants, rights or options to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock (excluding Convertible Securities and Common Stock issued in accordance with Section 3(j)(ii) above) (collectively, “Options”) or shall fix a record date for the determination of holders entitled to received such Options, whether or not such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options, plus, in the case of any such Options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than an applicable Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting of such Options) be deemed to be issued and to have been issued for such price per share.

(B) In case at any time the Company shall issue or sell any Convertible Securities (excluding Common Stock and Convertible Securities issued in accordance with Section 3(j)(ii) above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than an applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be issued and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C) In case at any time any shares of Common Stock, Convertible Securities or Options shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Convertible Securities or Options shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors.

(D) If the terms of any Convertible Security or Option (excluding Convertible Securities or Options issued in accordance with Section 3(j)(ii) above), the issuance of which resulted in an adjustment to an applicable Conversion Price pursuant to the terms of this Section 3(j), are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Convertible Security or Option (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security or Option. Notwithstanding the foregoing, no adjustment pursuant to this paragraph (D) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of

(i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuances of shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale between the original adjustment date and such readjustment date.

(E) If the terms of any Convertible Security or Option (excluding Convertible Securities or Options which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive securities set forth in Section 3(j)(ii), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 3(h)) (either because the consideration per share (determined pursuant to Section 3(j)(iii)(C) hereof) of the Common Stock was equal to or greater than the applicable Conversion Price then in effect, or because such Convertible Security or Option was issued before the Effective Time) are revised after the Effective Time (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security or Option, as so amended, and the Common Stock subject thereto (determined in the manner provided in Section 3(j)(iii)(A) or (B) above, as applicable) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(k) Certificate of Adjustments. Upon the occurrence of each adjustment of a Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, as promptly as practicable, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Preferred Stock since the date of the first issuance of Preferred Stock, (ii) the applicable Conversion Price(s) at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(1) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or distribution, (ii) to effect any reclassification or recapitalization, or (iii) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock written notice at least 20 days prior to the record date or effective date for such event. The notice shall specify, as the case may be, (a) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (b) the effective date on which such reclassification, recapitalization or Liquidation is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reclassification, recapitalization or Liquidation, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at such holder’s address appearing on the books of the Company. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the written consent or affirmative vote of the Required Holders.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary (including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any amendment to this Amended and Restated Certificate of Incorporation) to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series A Preferred shall be made as the result of the issuance or deemed issuance of shares of Common Stock or Convertible Securities if the Company receives written notice from the holders of at least 60% of the then-outstanding shares of Series A Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such shares of Common Stock or Convertible Securities. No adjustment in the Conversion Price of the Series B Preferred shall be made as the result of the issuance or deemed issuance of shares of Common Stock or Convertible Securities if the Corporation receives written notice from the holders of at least 60% of the then-outstanding shares of Series B Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such shares of Common Stock or Convertible Securities.

4. Voting.

(a) Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, including, but not limited to, with respect to any increase or decrease of the authorized shares of Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then-outstanding) by the affirmative vote of the holders of a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote (voting together as a single class on an as-converted basis) irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(c) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(d) Election of Directors. The authorized number of directors will be set forth in the Company’s bylaws. As long as at least 7,500,000 shares of Series A Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred), the holders of the outstanding shares of Series A Preferred, voting separately as a single class, shall be entitled to elect two directors (the “Series A Directors”). As long as at least 10,000,000 shares of Series B Preferred remain outstanding (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred), the holders of the outstanding shares of Series B Preferred, voting separately as a single class, shall be entitled to elect two directors (the “Series B Directors” and together with the Series A Directors, the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting separately as a single class, shall be entitled to elect one director (the “Common Director”). The holders of the outstanding shares of Common Stock and the holders of the outstanding shares of Preferred Stock, voting together as a single class (on an as-converted to Common Stock basis), shall be entitled to elect all other directors of the Company. Any director elected pursuant to this Section 4(d) may be removed with or without cause only by the affirmative vote of the holders of the shares of the class, series or classes of stock entitled to elect such director or directors. There shall be no cumulative voting. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class, series or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

5. Special Preferred Stock Voting Rights.

(a) Preferred Stock. Notwithstanding Section 4 above, for so long as any shares of Preferred Stock remain outstanding, the Company shall not, without first obtaining the written consent of the Required Holders, take any of the following actions (whether by amendment to this Amended and Restated Certificate of Incorporation or by merger, recapitalization, consolidation or otherwise) and any such act or transaction entered into without such written consent shall be null and void ab initio and of no force or effect:

(i) increase or decrease the number of authorized shares of Common Stock or Preferred Stock;

(ii) effect any alteration, repeal, change or amendment of the rights, privileges or preferences of any series of Preferred Stock;

(iii) effect any authorization, creation or issuance of (or any obligation to authorize, create or issue) any securities of the Company having rights, preferences or privileges senior to, or on parity with, the rights, preferences or privileges of any series of Preferred Stock;

(iv) effect a Liquidation or any merger or reorganization;

(v) amend, modify or repeal any provision of the Company’s Amended and Restated Certificate of Incorporation or bylaws;

(vi) redeem or repurchase shares of the Company’s stock or securities, except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(vii) effect any change in the authorized number of directors of the Company;

(viii) (1) amend the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”), to increase the number of shares authorized for issuance thereunder or (2) approve any other equity incentive plan;

(ix) effect any recapitalization or reorganization, or any voluntary or involuntary liquidation of the Company under applicable bankruptcy or reorganization legislation;

(x) declare or pay dividends on, or make any distributions with respect to, any capital stock of the Company;

(xi) (1) permit any subsidiary of the Company to authorize or issue any security to any person or entity other than to the Company or (2) dispose of any security of any subsidiary or all or substantially all of the assets of a subsidiary;

(xii) incur, directly or indirectly, indebtedness in excess of $l,000,000 on a cumulative basis; or

(xiii) sell, assign, license, pledge, or encumber material technology or intellectual property of the Company, other than licenses granted in the ordinary course of business, provided, however that the consent of the Required Holders shall not be required pursuant to this Section 5(a)(xiii) for any sale, assignment, license, pledge or encumbrance that is approved by the Board, including a majority of the then-serving Preferred Directors who are present at a duly constituted meeting of the Board.

(b) Series A Preferred. Notwithstanding Section 4 above, for so long as any shares of Series A Preferred remain outstanding, the Company shall not, without first obtaining the written consent of the holders of at least 60% of the then-outstanding shares of Series A Preferred, take any of the following actions (whether by amendment to this Amended and Restated Certificate of Incorporation or by merger, recapitalization, consolidation or otherwise) and any such act or transaction entered into without such written consent shall be null and void ab initio and of no force or effect:

(i) alter or change the powers, preferences or special rights of the Series A Preferred in a manner that has a disproportionately and materially adverse effect on the Series A Preferred without so affecting the other series of Preferred Stock (provided that the creation or issuance of a new series of senior Preferred Stock shall not in and of itself trigger such provision);

(ii) redeem, repurchase, declare or pay any dividend on any shares of capital stock prior to the Series A Preferred (excluding repurchases of Common Stock from employees, consultants, officers or directors upon termination of employment or services at the original purchase price thereof);

(iii) reclassify capital stock in a manner that has a disproportionately and materially adverse effect on the Series A Preferred without so affecting the other series of Preferred Stock;

(iv) enter into any dissolution or Liquidation, if the holders of Series A Preferred would receive (in cash or publicly tradeable securities listed on a United States national securities exchange or a combination of both) as consideration payable on such Series A Preferred in such dissolution or Liquidation an amount (exclusive of any Additional Consideration payable with respect thereto) for each share of Series A Preferred that is less than the Liquidation Preference for the Series A Preferred; or

(v) increase or decrease the number of authorized shares of Series A Preferred.

(c) Series B Preferred. Notwithstanding Section 4 above, for so long as any shares of Series B Preferred remain outstanding, the Company shall not, without first obtaining the written consent of the holders of at least 60% of the then-outstanding shares of Series B Preferred, take any of the following actions (whether by amendment to this Amended and Restated Certificate of Incorporation or by merger, recapitalization, consolidation or otherwise) and any such act or transaction entered into without such written consent shall be null and void ab initio and of no force or effect:

(i) alter or change the powers, preferences or special rights of the Series B Preferred in a manner that has a disproportionately and materially adverse effect on the Series B Preferred without so affecting the other series of Preferred Stock (provided that the creation or issuance of a new series of senior Preferred Stock shall not in and of itself trigger such provision);

(ii) redeem, repurchase, declare or pay any dividend on any shares of capital stock prior to the Series B Preferred (excluding repurchases of Common Stock from employees, consultants, officers or directors upon termination of employment or services at the original purchase price thereof);

(iii) reclassify capital stock in a manner that has a disproportionately and materially adverse effect on the Series B Preferred without so affecting the other series of Preferred Stock;

(iv) enter into any dissolution or Liquidation, if the holders of Series B Preferred would receive (in cash or publicly tradeable securities listed on a United States national securities exchange or a combination of both) as consideration payable on such Series B Preferred in such dissolution or Liquidation an amount (exclusive of any Additional Consideration payable with respect thereto) for each share of Series B Preferred that is less than the Liquidation Preference for the Series B Preferred; or

(v) increase or decrease the number of authorized shares of Series B Preferred.

6. Redemption. The Preferred Stock is not redeemable.

FIFTH

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation (including Section 5 of Article FOURTH(B)), the Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

Subject to the provisions set forth in this Amended and Restated Certificate of Incorporation (including Section 5 of Article FOURTH(B)), the Company reserves the right to amend the provisions in this Amended and Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and this Amended and Restated Certificate of Incorporation, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

B. Right to Indemnification of Directors and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the

Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys” fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Part D of this Article Eighth, the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

C. Prepayment of Expenses of Directors and Officers. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Eighth or otherwise.

D. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Eighth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

E. Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

F. Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

G. Non-Exclusivity of Rights. The rights conferred on any person by this Article Eighth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of is Amended and Restated Certificate of Incorporation, the bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

H. Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another company, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

I. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Eighth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Article Eighth.

J. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

NINTH

A. In the event that a member of the Board of Directors who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages or is affiliated with such an entity (each, a “Fund”), acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of Directors) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constitute a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates, provided that such director acts in good faith.

B. To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock (or shares of Common Stock issuable upon conversion of the Preferred Stock) or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries.